Applied Materials - Press Releases
http://www.appliedmaterials.com/html3/about/press/pr-970505.html

                                                                EXHIBIT 99.1

Press Releases [LOGO]

     Release:   Immediate

     Contact:   Joe Pon (editorial/media)     Jerry Taylor (financial community)
                (408) 748-5508                (408) 748-5227

     Contact:   Robert Smith
                (chief financial officer)
                NOVELLUS SYSTEMS, INC.
                (408) 943-9700

        APPLIED MATERIALS AND NOVELLUS SYSTEMS REACH
       COMPREHENSIVE SETTLEMENT OF ALL PATENT DISPUTES

SANTA CLARA, Calif., May 5, 1997 -- Applied Materials, Inc. and Novellus Systems, Inc., jointly announced today they have amicably resolved their disputes with a comprehensive, global settlement which includes termination of all outstanding litigation between them and cross licenses of patents related to certain aspects of chemical vapor deposition (CVD).

Novellus has agreed to pay $80 million in damages to Applied Materials for past infringement and a royalty for all future shipments of TEOS-based systems. Other terms of the settlement are confidential. Both parties expressed satisfaction with the settlement, which enables both companies to refocus their efforts on providing the best competitive solutions for the needs of their customers.

"A final resolution of these patent disputes provides a balanced recognition of the companies' respective intellectual property rights, and will foster continuing competition and product developments, along with improved customer satisfaction," said Joseph J. Sweeney, vice president of Intellectual Property and Legal Affairs at Applied Materials.

"Novellus welcomes the opportunity to address fully all customer needs for CVD technologies, with an appropriate resolution of competing intellectual property rights by both sides," said Richard S. Hill, chairman and chief executive officer of Novellus.

Applied Materials, Inc. is a Fortune 500 global growth company and the world's largest supplier of wafer fabrication systems and services to the global semiconductor industry. Applied Materials is traded on the Nasdaq National Market under the symbol "AMAT." Applied Materials' website is http://www.AppliedMaterials.com. Novellus Systems, Inc. manufacturers, markets, and services advanced automated wafer fabrication systems for chemical vapor deposition (CVD) of thin films. The Company's stock trades on the Nasdaq Stock Market's National Market under the symbol "NVLS".


1 of 1